Exhibit 99

For Immediate Release | Jan. 27, 2014

Media Contact: Myra Oppel

Office 202-872-2657 | 24/7 Media Hotline 202-872-2680 | myra.oppel@pepcoholdings.com

Investors Contact: Donna Kinzel,

Office 302-429-3004 | donna.kinzel@pepcoholdings.com

701 Ninth St., NW Washington, DC 20068 pepcoholdings.com NYSE: POM

Pepco Holdings Announces

CEO Retirement Plans, Succession Process

Joseph M. Rigby Will Retire in 2015, Will Remain Chairman of the Board

WASHINGTON, D.C. — Pepco Holdings Inc. (PHI) today announced that Chairman, President and CEO Joseph M. Rigby has notified the PHI Board of Directors of his plans to retire from PHI in the first half of 2015. To provide for a smooth transition, Rigby will step down as CEO near the end of 2014, following the selection of his successor. The board also announced that Rigby will remain as executive chairman of the board until the 2015 annual meeting of shareholders to help guide the continuing implementation of PHI’s strategy focused on enhancing customer reliability and delivering shareholder value.

“Joe is a tremendous leader, committed to outstanding customer service, devoted to the company and its employees, and a model of personal and business integrity,” said Frank Heintz, lead independent director of the board. “Under Joe’s leadership, PHI has transformed itself into a regulated electric and gas utility delivering improved reliability and service to its 2 million customers.”

Under Rigby’s oversight, PHI embarked on an initiative to improve reliability and resiliency across its three utilities. More than three years later, Pepco, Delmarva Power and Atlantic City Electric customers have all seen dramatic improvements in the frequency and duration of outages, which has translated into improved customer satisfaction for all three utilities.

“Joe has also taken an industry leadership role in advancing the critical topics of resiliency and

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Pepco Holdings, Inc. (NYSE: POM) is one of the largest energy delivery companies in the Mid-Atlantic region, serving about 2 million customers in Delaware, the District of Columbia, Maryland and New Jersey. PHI subsidiaries Pepco, Delmarva Power and Atlantic City Electric provide regulated electricity service; Delmarva Power also provides natural gas service. PHI also provides energy efficiency and renewable energy services through Pepco Energy Services.

Pepco Holdings News Release Jan. 27, 2014 Page 2	Exhibit 99

cybersecurity and delivered significant value to investors by doubling its market capitalization over the past five years. We hold Joe in the highest regard, greatly respect his strong CEO leadership over the past five years, and admire his more than 35-year commitment to utility service in the public good.

“The board has been focused on senior executive succession for several years. We will conduct a very thorough and deliberate process to evaluate both internal and external candidates for the CEO position,” Heintz said. “The board has retained Russell Reynolds Associates, a nationally recognized executive search firm, to assist the board in the selection process and expects to name a successor by the end of the third quarter of 2014.

“We are pleased and fortunate that Joe will be staying on the board as its chairman to continue to deliver value to our customers, communities and investors,” Heintz said.

“Serving as the CEO of Pepco Holdings has been a unique and tremendous honor,” Rigby said. “I’ve enjoyed a career of over 35 years, and I’m very proud of the great people and the company I have led for the past five years. The PHI board is committed to our focus on the regulated utility business, reliable service to our customers, and providing increasing shareholder value, which includes the commitment to our current dividend.

“Staying on as chairman provides the opportunity to assist my successor, to continue to play a key role in our reliability enhancement plan, including the deployment of evolving technologies to meet our customers’ expectations, and to continue our important internal focus on developing our talent and our workplace culture. I believe PHI has a bright future,” he said.

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Pepco Holdings, Inc. (NYSE: POM) is one of the largest energy delivery companies in the Mid-Atlantic region, serving about 2 million customers in Delaware, the District of Columbia, Maryland and New Jersey. PHI subsidiaries Pepco, Delmarva Power and Atlantic City Electric provide regulated electricity service; Delmarva Power also provides natural gas service. PHI also provides energy efficiency and renewable energy services through Pepco Energy Services.